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                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 3, 2005, except for Note 9, which is as of March 28, 2005, related to the consolidated financial statements of ADVENTRX Pharmaceuticals, Inc. and Subsidiary as of and for the years ended December 31, 2004 and 2003, and for the period from June 12, 1996 (date of inception) to December 31, 2004, which report appears in the Annual Report on Form 10-KSB for the year ended December 31, 2004 previously filed by ADVENTRX Pharmaceuticals, Inc. with the Securities and Exchange Commission. We also consent to the related reference to our Firm under the caption "Experts".



                                                                /s/J.H. COHN LLP

San Diego, California
August 23, 2005